EXHIBIT 99.1

American National Announces Fourth Quarter 2012 Results

GALVESTON, Texas, Feb. 25, 2013 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced fourth quarter 2012 net income of $66,133,000 ($2.46 per diluted share) compared to net income of $56,347,000 ($2.11 per diluted share) for the same period in 2011.

Fourth quarter after tax operating income, which excludes after tax net realized investment gains, increased to $37,904,000 ($1.41 per diluted share), as compared with $34,748,000 ($1.30 per diluted share) for the same period in 2011. After tax net realized investment gains were $28,229,000 ($1.05 per diluted share) for the fourth quarter of 2012 as compared with the net realized gains of $21,599,000 ($0.81 per diluted share) for the fourth quarter of 2011.

Net income for the year ended December 31, 2012 was $191,041,000 ($7.11 per diluted share), an increase from net income of $190,765,000 ($7.14 per diluted share) for the same period in 2011. Improved results for the property and casualty and annuity segments were the primary reason for the increase in net income. The increase was partially offset by a lower level of realized gains on investments.

After tax operating earnings for the year ended December 31, 2012, which exclude after tax net realized investment gains, were $146,706,000 ($5.46 per diluted share) compared to $131,702,000 ($4.93 per diluted share) for 2011. After tax operating earnings improved primarily as a result of increased earnings in the property and casualty and annuity segments. After tax net realized investment gains totaled $44,335,000 ($1.65 per diluted share) in 2012 compared with after tax net realized gains of $59,063,000 ($2.21 per diluted share) in 2011.

Total assets as of December 31, 2012 increased to $23.1 billion, a 2.7% increase from the end of 2011. Stockholders' Equity as of December 31, 2012 increased 5.2% from the end of 2011 to $3.8 billion, which represents the highest in the Company's history. Book value per diluted share was $142.49 at December 31, 2012 as compared to $136.16 per diluted share at December 31, 2011. Total revenues for the year ended December 31, 2012 were slightly less than 2011, primarily as a result of a lower level of realized gains on investment.

The 2011 net income included herein reflects the changes necessary to adopt, on a retrospective basis, ASU 2010-26 regarding deferred acquisition costs. We adopted the new accounting standard in 2012, and the retrospective adoption reduced net income for the year ended December 31, 2011 by $1,483,000 from the amounts previously reported.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*
	Quarters Ended December 31,		Years Ended December 31,
		As adjusted**		As adjusted**
	2012	2011	2012	2011

Revenues	$ 753,355,000	$ 776,664,000	$ 2,987,060,000	$ 3,023,027,000
After-tax earnings:
Operating earnings ***	$ 37,904,000	$ 34,748,000	$ 146,706,000	$ 131,702,000
Net realized investment gains	28,229,000	21,599,000	44,335,000	59,063,000
Net income	66,133,000	56,347,000	191,041,000	190,765,000

Per share earnings:
Operating earnings – Diluted ***	$ 1.41	$ 1.30	$ 5.46	$ 4.93
Net realized investment gains
– Diluted	1.05	0.81	1.65	2.21
Net income – Diluted	2.46	2.11	7.11	7.14

Weighted average number of shares upon which computations are based:
Diluted	26,877,852	26,733,424	26,863,674	26,713,218
Basic	26,761,801	26,559,950	26,714,865	26,559,886

		As of
			As Adjusted **
		December 31, 2012	December 31, 2011

Book value per diluted share		$ 142.49	$ 136.16

* Results are preliminary and unaudited. American National expects to timely file its 2012 Form 10-K in March.
** 2011 amounts have been adjusted for the adoption of ASU 2010-26.
*** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been evaluated and assigned the following ratings by nationally recognized rating agencies: A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as "An excellent ability to meet their ongoing insurance obligations," and A (Strong) by Standard & Poor's, sixth highest of 20 active company ratings noted as "Strong capacity to meet financial commitments but somewhat subject to adverse economic conditions."

American National is also a family of companies that has, on a consolidated GAAP basis, $23.1 billion in assets, $19.3 billion in liabilities and $3.8 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National family of companies operates in all 50 states and its major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

The American National Insurance Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7772

CONTACT: John J. Dunn, Jr. (409) 766-6063